EXHIBIT 99.1

NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Cameron Associates (212) 554-5469
alison@cameronassoc.com     www.usecology.com

US ECOLOGY ANNOUNCES CLOSING OF STABLEX HAZARDOUS WASTE FACILITY ACQUISITION

Company Enters Into a New $95 Million Credit Agreement

Boise, Idaho – November 1, 2010 – US Ecology, Inc. [NASDAQ- GS:ECOL] (“the Company”) today announced that on October 31, 2010, it completed its previously announced acquisition of Stablex Canada Inc. (“Stablex”), a leading North American provider of hazardous waste services, for $80 million Canadian dollars in cash.

Stablex operates a permitted hazardous waste processing and disposal facility in Blainville, Québec, northwest of Montreal, Quebec in Canada.  The Stablex facility principally serves the eastern Canadian and northeastern U.S. industrial markets utilizing proprietary state-of-the-art technology to treat a wide range of hazardous waste.  The acquisition was funded with cash on hand and borrowings under a new $75 million reducing revolving line of credit facility with Wells Fargo National Association (“Wells Fargo”).

The $75 million reducing revolving line is part of an aggregate $95 million credit agreement entered into with Wells Fargo on October 29, 2010.  In addition to the new $75 million reducing revolving line of credit, which has a maturity date of November 1, 2015, the credit agreement provides for a $20 million revolving line of credit with a maturity date of June 15, 2013, which replaces the prior $20 million line of credit.

Further details regarding these transactions can be found in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2010.

About US Ecology, Inc.
US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in the North America.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2010 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.’s December 31, 2009 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws and regulations, North American hazardous waste market conditions, access to insurance and other financial assurances, loss of key personnel, lawsuits, cost effective access to credit markets, the timing or level of government funding or competitive conditions, incidents that could limit or suspend specific operations, our ability to perform under required contracts, our willingness or ability to pay dividends and our ability to integrate the above noted or any other business acquisition.  No assurance can be given that any expected benefits of the aforementioned acquisition will be achieved.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

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